Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES 2012 YEAR-END NET ASSET VALUE

HOUSTON, TX – March 27, 2013 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of December 31, 2012, of $32.9 million, an increase of approximately $1.2 million since September 30, 2012. Net assets per share increased to $3.11 as of December 31, 2012 from $3.00 as of September 30, 2012. Cash and cash equivalents totaled $23.7 million as of December 31, 2012, a decrease of $2.6 million since September 30, 2012. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
Net assets	$32,875	$31,664	$33,418	$37,651	$38,148
Shares outstanding	10,562	10,562	10,562	10,562	10,562
Net assets per share	$3.11	$3.00	$3.16	$3.56	$3.61
Cash and cash equivalents	$23,687	$26,246	$27,039	$16,296	$16,813
Cash per share	$2.24	$2.48	$2.56	$1.54	$1.59

Equus also reported a decrease in total Fund expenses of approximately $0.9 million, or 22%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011.

Significant events during 2012 included the following:

•	Sale of Interest in ConGlobal Industries Holding, Inc. (“ConGlobal”). On May 30, 2012, the Fund announced that in exchange for approximately $5.3 million in cash, it had sold to ConGlobal the Fund’s 34.2% equity interest in ConGlobal, together with the Fund’s promissory note issued by ConGlobal and all interest as accrued. ConGlobal had advised Equus that it would be difficult to repay the Equus loan, due in December 2012, in the principal amount of $6.0 million plus accrued interest of approximately $1.9 million. In addition, the Equus note was subordinate to the position of ConGlobal’s senior lender and thus, ConGlobal was not required to pay the Fund until the senior lender had been fully paid. The Fund had held this investment for over 15 years. As a result of these factors, Equus sought to monetize this position and did not wish to grant further extensions to the maturity of the note as it had done in the past. The Fund worked with ConGlobal to achieve a compromise which resulted in the closing of the transaction.

•	Sale of Interest in Sovereign Business Forms, Inc. (“Sovereign”). On June 21, 2012, the Fund announced that it had sold the Fund’s 55% fully-diluted equity interest in Sovereign, together with the Fund’s promissory note issued by Sovereign and all interest as accrued in exchange for approximately $6.4 million in cash. Having held its interest in Sovereign for approximately 16 years, Equus wanted to monetize its investment. As a result, Sovereign’s Management, with the cooperation of the Fund, refinanced operations to obtain the capital to buy out the position held by Equus.

•	Sale of Orco Property Group S. A. ("OPG") Shares. OPG is a commercial and multi-family residential real estate holding company based in Paris. In April 2011 the Fund made its initial investment in certain 4% bonds due May 2012 (“Bonds”) of Orco Germany S.A., a controlled subsidiary of OPG. The consideration for the Bonds consisted solely of 1,700,000 shares of the Fund’s common stock. During 2012, the Bonds were converted into 1,573,666 ordinary shares of OPG and 6-year notes of OPG (“OPG notes”) in the principal amount of €1.2 million. The OPG notes, due February 2018, bear interest of 5% cash and 5% PIK per annum, which interest percentages may be reduced over time upon timely repayments of principal tranches during a four-year period commencing in 2015.

On October 15, 2012, the Fund announced that it had sold 1,500,000 of its OPG shares and received net cash proceeds of €3.8 million, or $4.9 million, based on the settlement date's EUR-USD intra-day exchange rate of 1.293. This cash is in addition to the $1.6 million of cash the Fund received in June 2011 (as a result of the non-delivery of 2,518 of the Bonds). To date, the Fund has received a total of approximately $6.5 million in cash as a result of this transaction ($4.9 million from the OPG share sale in October 2012, $1.6 million in June 2011 and a $40,778 interest and partial repayment on March 1, 2013). Following the OPG share sale, the Fund still holds 73,666 OPG shares and the OPG notes in the principal amount of €1.2 million described above.

•	Acquisition of Oil & Gas Assets. On December 27, 2012, the Fund invested $6.8 million to purchase the working interests in 150 producing and non-producing oil and gas wells, including associated development rights of approximately 23,000 acres situated on 15 separate properties in Texas and Oklahoma The wells are operated by a number of experienced operators, including a major multi-national oil and gas conglomerate which has operating responsibility for approximately half of the producing well interests.

A substantial component of the assets includes working interests in 40 producing wells, as well as certain development rights, in the Conger Field, a promising and well-known producing field in the Permian Basin in West Texas. The working interests range from a de minimus amount to 50% of the leasehold production of these wells. Also included in the purchased assets and total acreage described above are working interests of 2.5% and 7.5% in the Burnell and North Pettus Units, respectively, which collectively comprise approximately 13,000 acres in the area known as the “Eagle Ford Shale Play.”

The assets were purchased from Warren American Oil Company, LLC, a Tulsa-based oil & gas firm. The investment was made through Equus Energy, LLC ("Equus Energy") a wholly-owned subsidiary of the Fund. Equus Energy is intended to be used as a platform for additional energy-related investments, with particular emphasis on oil and gas properties.

Significant events subsequent to the end of 2012 included the following:

•	Interest Payment and Partial Principal Repayment on OPG Notes. On March 1, 2013 the Fund received a semi-annual interest payment of €24,180 ($31,724) and a partial principal repayment of €6,901 ($9,054) in respect of €1.2 million ($1.6 million) notes of OPG that the Fund received in October 2012.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.